Exhibit 10.3

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 31st day of December, 2016 (the “Effective Date”), by and between Henry R. Slack (the “Executive”), and Alico, Inc., a Florida corporation (the “Company”).
WHEREAS, the Company desires to employ the Executive to serve as the executive Chairman of the Board of Directors of the Company (the “Board”), effective as of the Effective Date, and the Executive desires to accept such position with the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Employment. The Company hereby employs the Executive as its executive Chairman of the Board, and the Executive hereby accepts such employment, effective as of the Effective Date, upon the terms and conditions set forth herein. Except as otherwise expressly provided herein and in the Indemnification Agreement to be executed by the Company and the Executive, this Agreement (including the exhibits, which are an integral part of it) sets forth the terms and conditions of the Executive’s employment by the Company, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject.
2.    Position and Duties.
(a)    Duties. The Executive shall be employed by the Company as executive Chairman of the Board. The Executive shall have the normal duties, responsibilities, and authority of an executive chairman, and shall perform all duties incidental to such position that may be required by law and are consistent with the duties normally associated with a chairman of a public corporation. In particular, the Executive shall:
(i)    be responsible for (A) strategic leadership of the Company, (B) leadership of the Board, and (C) endeavoring to establish conditions necessary for board effectiveness, including setting an agenda for the Board, managing Board meetings and chairing, serving on, or attending committees of the Board;
(ii)    provide advice and counsel to the Chief Executive Officer of the Company; and
(iii)    facilitate and support the formation and management of a holding company for the Company.
(b)    Reporting. The Executive shall report to the Board.
(c)    Loyal and Conscientious Performance. The Executive shall act at all times in compliance with the lawful and reasonable written policies, rules, and decisions adopted from time to time by the Company and the Board and perform all of the duties and obligations required of him by this Agreement in a loyal and conscientious manner and in accordance with his fiduciary duties under applicable law (including with respect to the receipt and consideration of corporate opportunities).
(d)    Location. The Executive’s principal place of business shall be at an office of the Company located in New York, New York, or, at the Executive’s election, at a location selected by the Executive in the State of Florida, it being understood that the Executive will be expected to engage in reasonable travel on behalf of the Company.
3.    Term of Employment. The term of the Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date, subject to extension and termination pursuant to the provisions of this Agreement (the “Term”). The Term will be automatically extended for a one-year period on the second and each ensuing anniversary of the Effective Date unless either the Company or the Executive provides written notice to the other party no later than 60 days in advance of the applicable extension date that the period of the Executive’s employment pursuant to this Agreement shall not be extended. As used in this Agreement, the word “Term” means the initial three-year period of employment specified in this Agreement and includes any and every one-year extension of the period of employment under this Agreement. Notwithstanding the foregoing, the Term shall automatically terminate on the date of the Executive’s termination of employment pursuant to Section 11(a) (the “Date of Termination”).
4.    Annual Base Salary. During the Term, the Company shall pay to the Executive in installments an annual base salary, not less often than monthly, at an annual rate of not less than $250,000 (“Annual Base Salary”). The Annual Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Committee”) at least annually for increase, and the Annual Base Salary as so adjusted shall be the “Annual Base Salary” for all purposes of this Agreement. The Company shall not reduce the Annual Base Salary during the Term of this Agreement without the advance written approval of the Executive. In addition, within five business days following the Effective Date, the Company shall pay to the Executive an amount in cash equal to $250,000. The Executive and the Company acknowledge that, during the Term, he shall continue to receive compensation in his capacity as a member of the Board in amounts and on terms provided to members of the Board generally.
5.    Equity Award. On the Effective Date, the Company shall award the Executive an initial equity grant of 225,000 options to purchase shares of the Company’s common stock (the “Stock Options”). The Stock Options shall be subject to the terms and conditions of the award agreement in the form attached hereto as Exhibit A.
6.    Employee Benefits. During the Term, the Executive shall be eligible to participate in the health, welfare, vacation, and retirement benefit plans, policies, programs, practices, and arrangements that the Company and its affiliates provide to its executives generally from time to time (each, an “Employee Benefit Plan” and, collectively, the “Employee Benefit Plans”) on terms that are no less favorable to the Executive than those provided by the Company and its affiliates to senior executives of the Company and its affiliates generally. Notwithstanding the immediately preceding sentence, the Executive may instead elect to be reimbursed by the Company for the total premiums paid to a third party for health insurance provided by a third party for the Executive and his family, so long as the amount of such premiums to be reimbursed is generally consistent with the amount of premiums in effect for the third-party insurance provided to the Executive and his family as of the date hereof, which amount has been disclosed to the Company; provided that any increase in the amount of premiums to be reimbursed that is consistent with healthcare cost inflation shall be deemed to satisfy the requirement set forth in this sentence.
7.    Perquisites. During the Term, the Executive shall be eligible to receive perquisites on a basis no less favorable than those that the Executive receives as of the date immediately prior to the Effective Date and no less favorable than those that are provided by the Company and its affiliates from time to time to other senior executives of the Company and its affiliates generally.
8.    Expense Reimbursement. The Executive shall be reimbursed for ordinary and reasonable travel, business, promotional, entertainment, and other expenses that are paid or incurred by him during the Term in connection with the performance of his services for and on behalf of the Company under this Agreement, subject to the Company’s expense reimbursement policies and procedures. Following the Effective Date, the Executive shall be reimbursed for reasonable attorneys’ fees incurred in connection with this Agreement and the compensation hereunder and related matters, in an amount to be reasonably agreed between the Company and the Executive.
9.    Withholding. The Company may withhold from the payments due to the Executive for the payment of taxes and other lawful withholdings or required Executive contributions, in accordance with applicable law. If circumstances arise in which such withholding or contributions are required on account of any compensation or benefits (including, without limitation, upon the payment or provision of any compensation or benefits pursuant to Sections 6 or 7), at a time when there are not cash payments being made to the Executive from which such withholding obligations can be satisfied, the Executive will deliver to the Company amounts sufficient to fund such withholding or contribution obligations.
10.    Executive’s Covenants.
(a)    Confidentiality.
(i)    The Executive shall not, at any time, use, divulge, or otherwise disclose, directly or indirectly, any confidential and proprietary information (including, without limitation, any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information, or other trade secrets) concerning the business, policies, or operations of the Company or its affiliates (or any predecessors thereof) that the Executive may have learned or become aware of at any time on or prior to the date hereof or during the Term of the Executive’s employment by the Company. The confidential and proprietary information shall not include any information that: (A) was independently developed by the Executive before the commencement of his employment with the Company; (B) is or has been publicly disclosed by the Company or any subsidiary of the Company; and (C) is or becomes publicly available, other than as a result of a disclosure in contravention of this confidentiality restriction by the Executive or any person to whom the Executive disclosed the information. Notwithstanding the foregoing, the Executive is permitted to disclose confidential and proprietary information of the Company and/or its affiliates (1) to third parties and other officers, directors, and employees of the Company or its affiliates in the performance of his duties on behalf of the Company, (2) to legal counsel for the Executive, the Company, or an affiliate of the Company to the extent necessary to obtain legal advice, so long as the Executive advises such legal counsel of the confidential and/or proprietary nature of such information, (3) to the extent required by law or a request by a court or governmental authority (pursuant to a subpoena, settlement discussions, or otherwise) or as required to respond to a lawsuit against the Executive, and (4) to immediate family members so long as the Executive advises such family members of the confidential and/or proprietary nature of such information.
(ii)    The Executive further acknowledges and agrees that all Company Materials (as defined below) are the exclusive property of the Company and that, at the request of the Company upon the termination of his employment with the Company pursuant to this Agreement (or, in the event that he continues as a director of the Company, upon his ceasing to be a director of the Company), he shall return to the Company all Company Materials (including all copies thereof) that are in printed form and then in his control or possession and permanently delete from all accessible files, folders, and document libraries all Company Materials in digital form that are then stored on computers or other electronic devices in his control or possession. For purposes of this Agreement, “Company Materials” means all models, samples, products, prototypes, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents concerning the Company, any affiliate of the Company, or any predecessor of the Company or any affiliate of the Company, whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium.
(iii)    The Executive acknowledges that Company Materials may contain information that is confidential and subject to the attorney-client privilege of the Company or its affiliates or otherwise protected by attorney work product immunity. Except as required by law, the Executive agrees not to disclose to any person (other than in-house or outside counsel for the Company and its affiliates) the content or substance of (A) any such Company Materials that the Executive knows or has notice is protected by an attorney-client privilege or attorney work product immunity of the Company or any affiliate of the Company or (B) any communication that the Executive may have or may have had at any time with in-house or outside counsel for the Company and its affiliates, whether during his employment hereunder or otherwise, regarding such Company Materials. Notwithstanding the foregoing, the Executive is permitted to waive any attorney-client privilege or attorney work product privilege of the Company or any affiliate of the Company with respect to any particular information or communication, whether affirmatively or through the disclosure of information or communication to a person that results in waiver of the privilege, if the waiver or disclosure is (1) necessary to establish a legal defense for the Executive, (2) made in reliance on, and consistent with, the advice of legal counsel, (3) directed or authorized by the Board or legal counsel for the Company in connection with a governmental investigation or otherwise, or (4) required by law or to comply in good faith with an order of a court or governmental authority, after providing the Company or its subsidiary a reasonable opportunity to obtain a protective order to prevent or protect the disclosure of the applicable information or communication.
(b)    Noncompetition and Nonsolicitation.
(i)    During the Restricted Period (as defined below), the Executive agrees that he shall not, without the prior authorization by resolution of the Board, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant, or otherwise (A) become engaged in, involved with, or employed in any business (other than as a less-than 1% equity owner of any corporation traded on any national, international, or regional stock exchange or in the over-the-counter market) that competes with the Company or any of its affiliates; or (B) induce or attempt to induce any customer, client, supplier, employee, agent, or independent contractor of the Company or any of its affiliates to reduce, terminate, restrict, or otherwise alter its business relationship with the Company or its affiliates; provided that the foregoing shall not prohibit the Executive, individually or in association with others, from (1) engaging in public advertisement and other forms of broad solicitation not intended to target Company employees to fulfill hiring needs, (2) hiring any individual who is a former employee of the Company or any subsidiary of the Company who has been separated from employment with the Company or the subsidiary of the Company for more than six months, or (3) soliciting or hiring his personal assistant(s). The provisions of this Section 10(b)(i) shall be effective only within any state within the United States or any country outside the United States where the Company or any of its subsidiaries conducted its business during any part of the Executive’s employment with the Company. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.
(ii)    For purposes of this Agreement, “Restricted Period” shall mean the period of the Executive’s employment by the Company during the Term and the 12-month period following the Date of Termination.
(c)    Nondisparagement. The Executive shall not disparage the Company or any of its affiliates or their respective directors, officers, employees as a group, agents, stockholders, successors, and assigns (both individually and in their official capacities with the Company) (the “Company Parties”) or any of the Company Parties’ goods, services, employees as a group, customers, business relationships, reputation, or financial condition. The Board shall not make any official statements that, and the Company shall instruct its directors not to, disparage the Executive or any of his affiliates or their respective directors, officers, employees as a group, agents, stockholders, successors, and assigns (both individually and in their official capacities with the Company) (the “Executive Parties”) or any of the Executive Parties’ performance, reputation, or financial condition.
(d)    Cooperation. During the Term and thereafter, the Executive shall cooperate with the Company and its affiliates as reasonably requested by the Company, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding involving the Company or any of its subsidiaries that pertains to any matter that occurred, or with which the Executive was involved or had knowledge, while he was employed by the Company, including, without limitation, the Executive’s being available to the Company or its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments if the Executive is then employed by the Company and otherwise taking into account the Executive’s business and personal obligations; provided that, in the event that the Executive is no longer employed by or otherwise providing services to the Company, the Executive shall not be obligated to provide services under this Section 10(d) in excess of five hours per week or ten hours per month. The Company promptly shall reimburse the Executive for all reasonable out-of-pocket costs and expenses that he incurs in providing any assistance requested by the Company under this Section 10(d), including the reasonable fees and expenses of an attorney selected by the Executive and reasonably acceptable to the Company to represent the Executive’s interests in connection with any investigation or judicial, regulatory, arbitration, or administrative proceeding for which he is requested to provide any assistance or required to testify in a deposition or otherwise.
(e)    Scope of Restrictions. The Executive acknowledges that the restrictions set forth in this Section 10 are reasonable and necessary to protect the Company’s business and goodwill, and that the obligations under this Section 10 shall survive any termination of his employment for the periods indicated. The Executive acknowledges that if any of these restrictions or obligations is found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and the Company agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and, if so modified, shall be fully enforced. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Section 10 are not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).
(f)    Consideration; Survival. The Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Executive in this Section 10. As further consideration for the covenants made by the Executive in this Section 10, the Company has provided and will provide the Executive certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.
11.    Termination of Employment.
(a)    In General. Notwithstanding anything to the contrary contained herein, the Executive’s employment with the Company pursuant to this Agreement may be terminated at any time prior to the end of the Term by the Executive or by the Company, and shall automatically terminate upon the death of the Executive. Upon any such termination, the Company shall pay to the Executive (or the Executive’s legal guardian or his estate, as applicable) (i) any accrued base salary, and (ii) any rights or payments that are vested benefits or that the Executive is otherwise entitled to receive at or subsequent to the Date of Termination under any Employee Benefit Plan or any other contract or agreement with the Company or any of its subsidiaries, which shall be payable in accordance with the terms of such Employee Benefit Plan or contract or agreement, except as explicitly modified by this Agreement, including, without limitation, any accrued vacation or any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination. In addition, in the event of a termination by the Company without Cause or by the Executive for Good Reason (in each case, as defined on Exhibit A), subject to the Executive’s continued compliance with the covenants set forth herein and his execution and non-revocation of a general release of claims in favor of the Company in substantially the form set forth in Exhibit B hereto (the “Release”) within the time period set forth therein, the Executive shall be entitled to continuation of his Annual Base Salary for 18 months following the Date of Termination (the “Severance Payment”); provided, however, that the first such installment shall be paid on the 60th day following the Date of Termination and the first payment shall include any portion of the Severance Payment that would have otherwise been payable during the period between the Date of Termination and such payment date. Notwithstanding the foregoing, in the event that the Date of Termination occurs within two years following a Change in Control (as defined in the Alico, Inc. Stock Incentive Plan of 2015 (the “Plan”)) that also constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Payment shall be paid in a lump sum within 30 days following the Date of Termination, subject to the Executive’s execution and non-revocation of the Release within the time period set forth therein and the six-month delay provisions of Section 20.
(b)    Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s affiliates, or holds any other position with the Company or its affiliates, the Executive shall not be deemed to have resigned from any such positions as of the Date of Termination by virtue of his termination of employment.
(c)    No Mitigation Duty. The amounts payable to the Executive pursuant to this Section 11 will not be reduced by the amount of any income that the Executive earns or could earn from alternative employment following the Date of Termination. The Company waives any duty that the Executive might have under law to mitigate his damages by seeking alternative employment and the Company shall have no right to offset any amounts owed to the Company with amounts payable under this Section 11.
12.    Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:
If to the Company:
Chairman, Compensation Committee
c/o Alico, Inc.
10070 Daniels Interstate Court
Suite 100
Fort Myers, Florida 33913
If to the Executive:
At the most recent contact information on file in the payroll records of the Company.
A validly given notice will be effective on the earlier of its receipt, if it is personally delivered in writing, or on the fifth day after it is postmarked by the United States Postal Service, if it is delivered by certified or registered, postage-prepaid, United States mail.
13.    Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party.
14.    Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.
15.    Amendment. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.
16.    Authorization. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all requisite corporate action of the Company. This Agreement has been properly executed on behalf of the Company by a duly authorized representative.
17.    Counterparts. The parties may execute this Agreement in counterparts and by manual or facsimile signature. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective as of the Effective Date when it has been signed by both the Company and the Executive and will survive the termination of the Executive’s employment with the Company pursuant to this Agreement.
18.    Governing Law and Forum Selection. This Agreement shall be interpreted, construed, and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. Notwithstanding the foregoing, any party to this Agreement may commence a proceeding in any court of competent jurisdiction to enter a judgment of any award rendered in the arbitration or to enforce any arbitration award or a settlement resulting from mediation or negotiation of the parties. This agreement to arbitrate includes, but is not limited to, all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time that a demand for arbitration under the rules is made, and such proceeding shall be conducted in the English language by a sole arbitrator in Polk County, Florida, and governed by the Florida Arbitration Act and the substantive laws of the State of Florida, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors, and assigns, and shall not be subject to appeal, review, or re-examination by a court or the arbitrator, except for fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that (in each case) prejudices the rights of a party to the arbitration. Each party shall bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, shall be borne equally by the parties.
19.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives, and heirs, but neither this Agreement nor any rights hereunder shall be assignable by the Executive. This Agreement is not assignable by the Company without the advance written consent of the Executive, which he may withhold in his sole discretion, except that the Company may assign this Agreement without the consent of the Executive to any direct or indirect successor in interest to all or substantially all its assets or business (whether pursuant to a sale, merger, exchange, consolidation, or reorganization transaction) that, at the closing of the transaction, expressly assumes in writing this Agreement and agrees to perform all of the obligations of the Company under it. The Company will require any successor in interest to all or substantially all of its assets or business to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

20.    Code Section 409A. It is the intention of the Company and the Executive that this Agreement will not result in unfavorable tax consequences to the Executive under Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A of the Code, including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time; provided that the Company shall not be required to assume any increased economic burden. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to him under this Agreement that are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid in a lump sum on the first day of the seventh month following his termination of employment (or upon his death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. With respect to expenses eligible for reimbursement or in-kind benefits provided under the terms of this Agreement, (a) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (b) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the fiscal year following the fiscal year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code; provided that, with respect to any reimbursements for any taxes to which the Executive becomes entitled under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the fiscal year following the fiscal year in which the Executive remits the related taxes, and (c) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.
21.    Limitations on Payments under Certain Circumstances.
(a)    Notwithstanding any other provisions of this Agreement, if any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement, or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, and local income taxes on such reduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction is necessary pursuant to this Section 21(a), then the reduction shall occur by reducing the Severance Payment, then the accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), and then by reducing the accelerated vesting of other equity awards (based on the reverse order of the date of grant).
(b)    For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account that, based on the determination of a nationally recognized certified public accounting firm that is selected by the Company before a Change in Control, and reasonably acceptable to the Executive, for purposes of making the applicable determinations under this Section 21 (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account that, based on the determination of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” within the meaning of Section 280G(b)(3) of the Code allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In connection with making determinations under this Section 21, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including any noncompetition provisions that may apply to the Executive.
(c)    At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice that are in writing shall be attached to the statement).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
ALICO, INC.

By: /s/ R. Gregory Eisner
Name: R. Gregory Eisner
Title: Chairman, Compensation Committee

EXECUTIVE

/s/ Henry R. Slack
Henry R. Slack

EXHIBIT A
FORM OF STOCK OPTION AGREEMENT
STOCK INCENTIVE PLAN OF 2015
NONQUALIFIED OPTION AGREEMENT
THIS NONQUALIFIED OPTION AGREEMENT (this “Agreement”), dated as of December 31, 2016 (the “Grant Date”), is made by and between Alico, Inc., a Florida corporation (the “Company”), and Henry R. Slack (the “Participant”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Alico, Inc. Stock Incentive Plan of 2015 (the “Plan”).
WHEREAS, the Company has adopted the Plan to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to shareholder value; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Participant Nonqualified Options on the terms and subject to the conditions set forth in this Agreement and the Plan.
NOW, THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:
1.Grant of Option.
(a)    Grant. The Company hereby grants to the Participant a Nonqualified Option (the “Option” and any portion thereof, the “Options”) to purchase 300,000 Shares (such Shares, the “Shares”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan. Notwithstanding the provisions of the Plan or this Agreement to the contrary (including, without limitation, Section 2(c) of the Plan), all determinations under this Agreement as to the following shall be subject to de novo review and shall not be final, binding and conclusive on the Participant or his beneficiaries or their respective successors or assigns: (i) determinations as to whether Cause (as defined below) or Good Reason (as defined below) exists and (ii) determinations made on or following a Change in Control.

2.Option; Option Price.
(a)    Option Price. The option price, being the price at which the Participant shall be entitled to purchase the Shares upon the exercise of all or any of the Options, shall be $27.15 per Share (the “Option Price”).
(b)    Payment of the Option Price. The Option may be exercised only by written notice, substantially in the form provided by the Company, delivered in person or by mail in accordance with Section 12(b) and accompanied by payment of the Option Price. The aggregate Option Price shall be payable in cash or by any of the other methods permitted under Section 5(g)(i) through (iii) of the Plan.
3.Vesting. Except as may otherwise be provided herein, the Option shall become nonforfeitable (any Options that shall have become nonforfeitable pursuant to this Section 3, “Vested Options”) and shall become exercisable according to the following provisions:
(a)    General. (i) 25% of the Options shall become Vested Options on the first date during the Measurement Period (as defined below) that the Trailing Minimum Stock Price (as defined below) exceeds $60.00; (ii) 25% of the Options shall become Vested Options on the first date during the Measurement Period that the Trailing Minimum Stock Price exceeds $75.00; (iii) 25% of the Options shall become Vested Options on the first date during the Measurement Period that the Trailing Minimum Stock Price exceeds $90.00; and (iv) 25% of the Options shall become Vested Options on the first date during the Measurement Period that the Trailing Minimum Stock Price exceeds $105.00 (each of the stock price hurdles set forth in clauses (i)–(iv), a “Stock Price Hurdle”). Any Options that have not become Vested Options as of the conclusion of the applicable Measurement Period shall be forfeited as of such conclusion for no consideration.
(b)    Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Cause” shall mean (i) a material failure by the Participant to carry out, or malfeasance or gross insubordination in carrying out, any of his material duties under the Employment Agreement, (ii) the final conviction of the Participant of, or a plea by the Participant of guilty or nolo contendere to, a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Participant (including, without limitation, theft or embezzlement) in connection with his employment by the Company, or a malicious action by the Participant toward the customers or employees of the Company or any Affiliate, (iv) a material breach by the Participant of the Company’s Code of Business Ethics or Section 10 of the Employment Agreement, or (v) the failure of the Participant to cooperate fully with governmental investigations involving the Company or any Affiliate unless the Participant is a subject of the investigation or is acting in reliance on the advice of counsel or in accordance with directions from the Board or legal counsel for the Company; provided, however, that each act or omission described in the preceding clauses (i), (iii), (iv), and (v) will not constitute a basis for the Company to terminate the Participant’s employment for Cause unless the Participant receives written notice from the

Company identifying each act or omission that the Board views to constitute Cause and any identified act or omission recurs or, if curable, the identified act or omission is not reasonably cured within 30 days after the date that the Participant received the written notice from the Company. For purposes of this provision, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be with Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant, and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct that constitutes Cause and specifying the particulars thereof in detail.
“Employment Agreement” shall mean that certain Employment Agreement, dated as of December 31, 2016, by and between the Company and the Participant.
“Good Reason” shall mean (i) following a Change in Control, a material adverse change in the Participant’s authority, powers, functions, titles, reporting relationship, duties, or responsibilities; (ii) a material reduction in the Participant’s base salary; (iii) a material breach of any employment agreement between the Company and the Participant; or (iv) the reassignment of the Participant’s place of employment to an office location more than 50 miles from the Participant’s then-current place of employment; provided that (A) the Participant has provided the Company with written notice of the occurrence of the event or circumstance believed to constitute Good Reason within 30 days of the Participant’s knowledge of the occurrence of such event or circumstance, (B) the Company has failed to cure such event or circumstance, if curable, within 30 days following its receipt of such notice, and (C) the Participant resigns within 90 days following the occurrence of the event or circumstance that constitutes Good Reason.
“Measurement Period” shall mean the period commencing on the Grant Date and concluding on (i) if the Participant’s Termination of Employment is due to the Participant’s death, Disability, the second anniversary of the date of such Termination of Employment, (ii) if the Participant’s Termination of Employment is by the Company without Cause, by the Participant with Good Reason, or by reason of the Participant’s Retirement, the date that is 18 months following the date of such Termination of Employment, or (iii) if the Participant’s Termination of Employment is for any reason not covered in clause (i) or (ii), the date of such Termination of Employment. Notwithstanding the foregoing, the Measurement Period shall automatically conclude on the fifth anniversary (or, with respect to Section 3(a)(i), the fourth anniversary) of the Grant Date, if it has not previously concluded.
“Retirement” shall mean the Participant’s resignation on or following the Participant’s attainment of age 70.
“Termination of Employment” shall mean a termination of Participant’s employment with the Company and its Subsidiaries, irrespective of whether Participant continues to serve the Company and its Subsidiaries following such termination in a non-employee capacity, including, without limitation, as a director or consultant.

“Trailing Minimum Stock Price” shall mean, with respect to any date, the lowest Fair Market Value of a Share during the 20 consecutive trading day period immediately preceding such date.
4.Expiration. The Options (to the extent not otherwise forfeited) shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect upon the earlier of:
(a)    the tenth anniversary of the Grant Date; and
(b)    the date of the Participant’s Termination of Employment, in the case of a Termination of Employment by the Company with Cause.
5.Tax Withholding. The Company’s obligation to deliver the Shares upon exercise of any Options or any certificates evidencing such Shares (or to make a book-entry or other electronic notation indicating ownership of such Shares) is subject to the condition precedent that the Participant either pay or provide for the amount of any withholding obligations with respect to the exercise of the Option in such manner as may be authorized by the Committee or as may otherwise be permitted under Section 14(d) of the Plan. Notwithstanding anything in the Plan to the contrary, the Participant shall have the right to satisfy any tax withholding obligations (a) by paying cash equal to the amount of such tax withholding or (b) if approved in advance by the Committee, by settling such obligations with Common Stock, including Common Stock that is part of the Option that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes.
6.Compliance with Legal Requirements. The grant and exercise of the Option and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee may postpone the issuance or delivery of the Shares, and may require the Participant to make such representations and furnish such information, in each case, as required by applicable laws, rules, and regulations.
7.Transferability. The Option may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or pursuant to a transfer to the Participant’s “family members” (as defined in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto), whether directly or indirectly or by means of a trust or partnership or otherwise, and any purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance not in accordance with this Agreement shall be void and unenforceable against the Company, its Subsidiaries, and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance. The Option and any Shares received upon exercise thereof shall be subject to the restrictions set forth in the Plan and this Agreement.
8.Adjustment. In the event of an event described in Section 3(d) of the Plan occurring after the Grant Date, the adjustment provisions of Section 3(d) of the Plan shall apply to the Option, including to authorize appropriate adjustments to the Stock Price Hurdles set forth in Section 3(a) and the Share disposal restrictions set forth in Section 9. Without limiting the foregoing, in the event of a Share Change that is an extraordinary cash dividend, the Committee or Board shall, in its sole discretion, adjust the Options either (a) by applying the adjustment mechanism set forth in Treas. Regs. § 1.424-1(a) or (b) by equitably reducing the Option Price to the extent permitted by applicable law and to the extent such reduction does not result in adverse tax consequences to the Participant, and, in either case, by reducing each applicable Stock Price Hurdle by the amount of such extraordinary cash dividend.
9.Holding Period. Shares acquired upon exercise of the Option may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant (or any Affiliate or other permitted transferee pursuant to Section 7) prior to the date that is six months following the vesting of the tranche of the Option pursuant to which such Shares were acquired. Additionally, the Participant shall not (and shall cause the Participant’s Affiliates, or other permitted transferees pursuant to Section 7, not to) sell, transfer, or otherwise dispose of more than 10,000 Shares acquired upon exercise of the Option during any 30-day period. Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not apply to Shares withheld to pay the Option Price, to Shares used to satisfy required tax withholding obligations, or to Shares transferred pursuant to the laws of descent and distribution, and shall cease to apply as of the Participant’s death or Disability or upon a Change in Control.
10.Change in Control.
(a)    Inapplicability of the Plan Provisions. The provisions of Sections 10(a)–10(d) of the Plan shall not apply to the Options.
(b)    Vesting. Upon the occurrence of a Change in Control, (i) any unvested Options for which the applicable Stock Price Hurdle is less than or equal to the Fair Market Value of a Share as of immediately prior to such Change in Control shall become fully vested and exercisable (“Accelerated Options”) and (ii) any unvested Options for which the applicable Stock Price Hurdle is greater than the Fair Market Value of a Share as of immediately prior to such Change in Control (“Unvested Options”) shall be treated as set forth in Section 10(c)(ii).
(c)    Settlement; Assumption. Upon the occurrence of a Change in Control, (i) any Vested Options (including any Accelerated Options) shall be assumed or settled as provided under Section 3(d) of the Plan, as determined by the Board or the Committee, and (ii) Unvested Options shall be treated as follows: (A) if Shares are converted to or otherwise purchased for cash in connection with such Change in Control, then any Unvested Options shall be forfeited without consideration as of the occurrence of such Change in Control; (B) if Shares are converted to securities of the surviving entity (or parent thereof) in connection with such Change in Control, then the Company shall use commercially reasonable efforts to cause any Unvested Options to be substituted for or assumed or continued by the surviving entity (or parent thereof) in the Change in Control and the Stock Price Hurdles with respect to the Options to be adjusted, in each case, in accordance with Section 3(d) of the Plan; and (C) if Shares are converted to a mix of cash and securities of the surviving entity (or parent thereof) in connection with such Change in Control, then (1) that percentage of any Unvested Options that is equal to the percentage of consideration received in respect of each Share in cash in such Change in Control shall be forfeited and (2) the Company shall use commercially reasonable efforts to cause any remaining Unvested Options to be substituted for or assumed or continued by the surviving entity (or parent thereof) in the Change in Control and the Stock Price Hurdles with respect to such Options to be adjusted, in each case, in accordance with Section 3(d) of the Plan.
11.Clawback. The Options and any Shares acquired upon exercise of the Options shall be subject to the terms of any Company recoupment, clawback, or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Options or any Shares acquired upon exercise of the Options or other cash or property received with respect to the Options (including any gain realized from a disposition of the Shares acquired upon exercise of the Options). In addition, if the Participant incurs a Termination of Employment by the Company with Cause, the Committee may in its sole discretion require the Participant to forfeit any Shares previously acquired by the Participant upon exercise of the Options, repay any gain previously realized upon the disposition of any Shares acquired upon exercise of the Options, or both.
12.Miscellaneous.
(a)    Waiver and Amendment. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)    Notices. All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service, or personal delivery:
if to the Company, to:
Alico, Inc.
10070 Daniels Interstate Court, Suite 100
Fort Myers, Florida 33913
Facsimile: (239) 226-2004
Attention: Chairman, Compensation Committee
if to the Participant, to:
The address last on the records of the Company.
All such notices, demands, and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv) when receipt is mechanically acknowledged, if by facsimile.

(c)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(d)    No Rights to Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates to remove, terminate, or discharge the Participant at any time and for any reason whatsoever.
(e)    Beneficiary. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(f)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and the Participant’s beneficiaries, executors, administrators, heirs, and successors.
(g)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.
(h)    Bound by the Plan. By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(i)    Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Florida.
(j)    Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction of and shall not constitute a part of this Agreement.

(k)    Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
ALICO, INC.

By: _____________________________________
Name:
Title:

PARTICIPANT

_________________________________________

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EXHIBIT B
RELEASE OF CLAIMS
THIS RELEASE OF CLAIMS (this “Release”) is executed and delivered by Henry R. Slack (the “Executive”) to Alico, Inc., a Florida corporation (together with its successors, the “Company”).
In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the Employment Agreement between the Executive and the Company dated December 31, 2016 (the “Employment Agreement”), the Executive hereby agrees as follows:
1.    Release and Covenant. The Executive, of his own free will, voluntarily and unconditionally releases and forever discharges the Company, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, shareholders, successors, and assigns (both individually and in their official capacities with the Company) (the “Company Releasees”) from, any and all past or present causes of action, suits, agreements, or other claims that the Executive, and his dependents, relatives, heirs, executors, administrators, successors, and assigns who are claiming through him, has or may hereafter have from the beginning of time to the date hereof against the Company or the Company Releasees upon or by reason of any matter, cause or thing whatsoever arising out of his employment by the Company and the cessation of said employment or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, and any other federal, state or local law, regulation or ordinance, or public policy, contract, or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. Notwithstanding the foregoing, this Release shall not, and is not intended to, waive or release any claim the Executive or any of his heirs, relatives, dependents, executors, administrators, successors, or assigns has (a) under any directors or officers insurance policy under which the Executive is covered; (b) for payment of vested benefits under any employee benefit or welfare plan of the Company or its affiliates in which the Executive was a participant on the effective date of the termination of his employment by the Company; (c) for indemnification under statutory corporate law, the Bylaws and Articles of Incorporation of the Company or any of its subsidiaries, and the Indemnification Agreement executed by the Executive and the Company; and (d) for payment of the benefits, compensation, and reimbursable expenses set forth under Section 11 of the Employment Agreement or under the Indemnification Agreement.
2.    Due Care. The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be

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revocable by the Executive during the seven-day period following its execution, and shall not become effective or enforceable until the expiration of such seven-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above.
3.    Nonassignment of Claims; Proceedings. The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim that the Executive may have against the Company or any of the Company Releasees. The Executive represents that he has not commenced or joined in any claim, charge, action, or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action, or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters set forth in this Release.
4.    No Reliance by Executive. The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises, or agreements of any kind, including oral statements by representatives of the Company or any of the Company Releasees, except as set forth in this Release and the Employment Agreement.
5.    Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the Company Releasees.
6.    Communication of Safety Concerns. Notwithstanding any other provision of this Release, the Executive remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Executive remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Release. With respect to any claims and matters resolved and terminated pursuant to this Release, the Executive is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Executive shall give the Company, through its legal counsel, notice, including a copy of the subpoena, within 24 hours of receipt thereof.
7.    Governing Law. This Release shall be interpreted, construed, and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof.
THIS RELEASE OF CLAIMS is executed by the Executive and delivered to the Company on ____________________________.

_____________________________________
Henry R. Slack

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